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                                                                Exhibit 99(d)(6)


                          PARAGON REHABILITATION, INC.
                              3100 WEST END AVENUE
                                    SUITE 850
                               NASHVILLE, TN 37203


                                                 February 24, 2000


Lawrence W. Lepley
c/o Paragon Rehabilitation, Inc.
3100 West End Avenue
Suite 850
Nashville, TN 37203

                  RE:      WAIVER OF CERTAIN RIGHTS UNDER CURRENT EMPLOYMENT
                           AGREEMENT

Dear Mr. Lepley:

As you know, Centennial HealthCare Corporation ("Centennial"), the parent company of Paragon Rehabilitation, Inc. (the "Company") today is entering into an Agreement and Plan of Merger (the "Merger Agreement") between and among itself, Hilltopper Holding Corp. ("Parent") and Hilltopper Acquisition Corp. ("Purchaser") pursuant to which Purchaser will be merged with and into Centennial, with Centennial surviving as a wholly-owned subsidiary of Parent. Concurrent with execution of the Merger Agreement, you will be signing a new Employment Agreement with the Company (the "New Agreement") which, as of the Effective Time of the Merger, will supersede and replace in all respects your current Employment Agreement with the Company dated January 1, 1998 (the "Current Agreement").

Given these circumstances, you, the Company and Parent have agreed that any provisions in your Current Agreement which would allow you to terminate your employment for "Good Reason" (as defined in the Current Agreement) as a result of the Merger, or any circumstances leading up to it, should not apply. Therefore, in consideration of the Company entering into your New Agreement and other benefits you will receive in connection with the Merger, including stock options you will receive to purchase stock of Parent, you hereby unconditionally waive your right under the Current Agreement to terminate your employment for



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Lawrence W. Lepley
February 24, 2000
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"Good Reason." In the event the Merger Agreement is terminated, the New
Agreement will be void, your Current Agreement will remain in full force and effect, and your right to terminate employment for Good Reason upon any subsequent Change in Control of the Company will be immediately reinstated.

You may formally agree to this waiver by signing your name on the space indicated below. Once executed, this letter agreement may not be modified except in writing signed by each of you, the Company and Parent.

                                            Very truly yours,

                                            Paragon Rehabilitation, Inc.

                                       By:  /s/ Alan C. Dahl
                                            -------------------------
                                             Name:  Alan C. Dahl
                                             Title: Executive Vice President

                                            Hilltopper Holding Corp.

                                       By:  /s/ David Wenstrup
                                            -------------------------
                                             Name:  David Wenstrup
                                             Title: Vice President


AGREED AND ACCEPTED:


/s/ Lawrence W. Lepley
-----------------------
  Lawrence W. Lepley

      2/24/2000
-----------------------
        Date


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